UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          June 25, 2019

Technical Communications Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-34816	04-2295040
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Domino Drive, Concord, MA	01742
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                (978) 287-5100

Not Applicable

(Former name or former address, if changed since last report.)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	TCCO	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 25, 2019, Technical Communications Corporation (the “Company”) received notice from the Nasdaq Listing Qualifications department of the Nasdaq Stock Market (“Nasdaq”) that because the Company failed to maintain a minimum of $2,500,000 in stockholders’ equity, and since the Company does not meet the alternatives of market value of listed securities or net income from continuing operations, the Company no longer complies with Listing Rule 5550(b) for continued listing. Pursuant to such notice, the Company will have until July 8, 2019 to submit a plan to Nasdaq to regain compliance; if the plan is accepted, Nasdaq can grant an exception of up to 180 days from the date of the notice to regain compliance.

As a result of the restatement of the financial statements of the Company, the Company has been out of compliance with the stockholders equity requirement since March 31, 2018 and has remained out of compliance since such time. The Company is currently working on alternatives to raise equity, and will provide information to Nasdaq in its plan to regain compliance as to the expected timing of such events, although at this time the Company does not have an estimate as to when that may occur.

Item 9.01	Financial Statements and Exhibits.

a.	Financial statements of businesses acquired. Not applicable.
b.	Pro forma financial information. Not applicable.
c.	Shell company transactions. Not applicable.
d.	Exhibits. Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Communications Corporation

Dated: June 28, 2019	By: /s/ Carl H. Guild, Jr.
Carl H. Guild, Jr.
President and Chief Executive Officer